Exhibit 10.13

AMENDMENT TO SUBLEASE

THIS AMENDMENT TO SUBLEASE (this “Amendment”) is made and entered into as of the 28th day of December, 2011 by and between TRANSWITCH CORPORATION, a Delaware corporation, having an office at 3 Enterprise Drive, Shelton, Connecticut 06484 (hereinafter referred to as “Sublandlord”) and SIKORSKY AIRCRAFT CORPORATION, a Delaware corporation, having an office at 6900 Main Street, P.O. Box 9729, Mail Stop 427A, Stratford, Connecticut 06615 (hereinafter referred to as “Subtenant”).

WITNESSETH:

WHEREAS, on February 24, 2009, Subtenant and Sublandlord entered into a Sublease (the “Sublease”) for 92,880 square feet of space located on the sixth, seventh and eighth floors (the “Premises”) in the building known as 6 Corporate Drive (formerly known as 4 Enterprise Drive), Shelton, as more particularly described in the Sublease;

WHEREAS, the parties hereto desire to amend and extend the term of the Sublease as set forth herein;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Extension of Term; Rent. Provided that on the date Extended Term (as defined below) commences, (i) the Sublease shall not have been terminated, and (ii) Subtenant shall not be in default thereunder beyond any applicable cure periods, the Sublandlord and the Subtenant agree that the Sublease is hereby extended for a period commencing on the Initial Expiration Date (as defined in the Sublease) and ending May 31, 2017 (the “Extended Term”). During the Extended Term, Subtenant shall pay to Sublandlord Base Rent at the rate of $119,970 per month, plus Subtenant and shall continue to pay Additional Sub-Rent in accordance with Paragraph 6 and Tenant Electricity charges in accordance with Paragraph 7 of the Sublease.

2.	Modification of Sublease; Indemnity. Sublandlord and Subtenant agree that Section 20 of the Sublease is hereby deleted in its entirety, because the conditions set forth therein have not been satisfied. Subtenant hereby represents, covenants and warrants that: (i) USI Real Estate Brokerage Services, Inc. (“USRI”) does not represent Subtenant in connection with this Amendment, the Sublease or the renewal and/or extension of the Sublease as provided herein and (ii) Subtenant has dealt with no broker other than Cushman & Wakefield, Inc. (“C&W”) in connection with this Amendment, the Sublease and/or the renewal and/or extension of the Sublease as provided herein. Subtenant hereby further covenants and agrees that it has not and will not to deal with or hire any broker other than C&W in connection with this Amendment, the Sublease and/or any renewal or extension of the Sublease.

Subtenant agrees to indemnify, defend and hold Sublandlord harmless from and against any and al1 1iabilities, damages, costs and expenses (including reasonable attorneys’ fees and legal expenses) which Sublandlord may suffer or incur relating to or arising, directly or indirectly, out of any (i) breach by Subtenant of any representation, covenant or warranty of Subtenant set forth herein, (ii) resulting from a breach of Subtenant’s obligations under this Amendment, or (iii) any claim by USRI for any fee, commission or compensation whatsoever, or (iv) any claim by any broker, finder, person or entity, (excepting C&W, which has entered into an agreement with Sublandlord and/or USRI, for which Sublandlord is entitled to indemnification under subsection (iii)), claiming to have been engaged by or has an agreement with Subtenant for any commission, reimbursement, fee, payment, remuneration or compensation arising out of the Sublease, this Amendment or any extension and/or renewal of the Sublease. Sublandlord shall promptly notify Subtenant of any claim made against it for any claim under this Paragraph 2. Subtenant shall have the right to undertake, conduct and control, through counsel of its own choosing, the defense and settlement of any such claim, so long as such settlement does not impose any obligations on Sublandlord, except for any obligations to which Sublandlord has consented in writing. Sublandlord shall have the right to be represented by counsel of its own choosing, but at its own expense. So long as Subtenant is contesting any such claim in good faith, Sublandlord shall not pay or settle any claim.

3.	Commission. Sublandlord and Subtenant hereby represent each to the other that no brokers, agents or finders were involved in negotiating or consummating this Amendment on behalf of Subtenant except for C&W, whose commission shall be paid by Sublandlord. Sublandlord hereby agrees to pay a commission (the “Commission”) in accordance with a separate written agreement between Sublandlord and C&W of even date herewith. If Sublandlord fails to pay the Commission due to C&W as provided therein, then Subtenant shall pay such amount to C&W and Subtenant shall be entitled to an abatement of rent for the amount so paid.

4.	Repayment of Commission. In the event the Sublease terminates with or without cause prior to the Initial Expiration Date, Subtenant shall promptly repay to Sublandlord any portion of the Commission which had already been paid to C&W by Sublandlord.

5.	Continuing Obligations. Except as modified by this Amendment, the rights and obligations of Sublandlord and Subtenant under the Sublease and all terms and conditions of the Sublease shall remain in full force and effect and Sublandlord and Subtenant hereby ratify and confirm the Sublease as previously and herein amended. No covenant or condition of the Sublease shall be deemed waived by any action or inaction in the past.

6.	Successors. This Amendment shall be binding upon the heirs, executors, administrators, successors and assigns of the Sublandlord and the Subtenant.

IN WITNESS WHEREOF, the parties hereto set their hands as an instrument under seal on the day and year first written above.

Sublandlord:		Subtenant:
TRANSSWITCH CORPORATION		SIKORSKY AIRCRAFT CORPORATION

By:	/s/ Robert A. Bosi	By:	/s/ Stephen Forino
	Name: Robert A. Bosi		Stephen Forino, President of United
	Title: VP-CPO		Technologies Realty, Inc. Authorized agent